Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

HWEL Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

CALCULATION OF REGISTRATION FEE

	Security type	Title of each class of security to be registered	Fee calculation rule	Amount to be registered(1)	Proposed maximum offering price per security		Proposed maximum aggregate offering price		Fee rate	Amount of registration fee
Fees Previously Paid	—	—		—	—		—		—	—
Fees to Be Paid	Equity	Pubco Common Stock(3)(6)	457(c) and 457(f)(1)	31,250,000	$10.20	(2)	$318,750,000	(2)	0.0001102	$35,126.25
	Equity	Pubco Common Stock(4)(6)	457(f)(2)	50,615,764	$0.50		$25,307,882		0.0001102	$2,788.93
	Equity	Pubco Warrants(5)(6)	457(g)	20,200,000	$0.16	(2)	$3,232,000	(2)	0.0001102	$356.17
	Equity	Pubco Common Stock issuable on exercise of Other Pubco Warrants(6)	457(g)	20,200,000	—	(7)	—	(7)	—	—
		Total Offering Amounts		122,265,764			$347,289,882		0.0001102	$38,271.35
		Total Fees Previously Paid								$—
		Net Fee Due								$38,271.35	(8)

(1)	All securities being registered will be issued by HWEL Holdings Corp., a Delaware corporation (“Pubco”). In connection with the business combination described in the enclosed proxy statement/prospectus and exchange offer prospectus (“Business Combination”).

(2)	Based on the average of the high and low prices on May 11, 2023 of the Class A common stock and warrants of Healthwell Acquisition Corp. I (“Healthwell”) (the company to which the registrant, Pubco, will succeed after the consummation of the transactions described in this registration statement and the enclosed proxy statement/prospectus and exchange offer prospectus).

(3)	Consists of shares of common stock of Pubco (“Pubco Common Stock”) issuable in exchange for outstanding common stock, par value $0.0001 per share, of Healthwell, including (i) 6,250,000 shares of Pubco Common Stock issuable in exchange for Class B common stock of Healthwell issued to the initial stockholders of Healthwell prior to its initial public offering and (ii) up to 25,000,000 shares of Pubco Common Stock issuable in exchange for Class A common stock of Healthwell, which includes those shares underlying the units of Healthwell issued in its initial public offering (“Units”). Upon the consummation of the Business Combination described in this registration statement and the enclosed proxy statement/prospectus, all Units will be separated into their component securities.

(4)	Consists of shares of Pubco Common Stock issuable to the security holders of Starton Therapeutics, Inc., a British Columbia corporation (“Starton”), in connection with the Business Combination, including (i) 25,615,764 shares of Pubco Common Stock issuable at the closing of the Business Combination and (ii) 25,000,000 shares of Pubco Common Stock issuable after closing of the Business Combination as earn out consideration. This number is based on the maximum number of Pubco Common Stock to be issued as consideration in connection with the Business Combination to shareholders of Starton.

(5)	Consists of Pubco Warrants issuable in exchange for outstanding warrants of Healthwell, which includes (i) 12,500,000 warrants to purchase one share of Class A common Stock at a price of $11.50 per share included in the Units (“Public Warrants”), (ii) 7,700,000 warrants to purchase one share of Class A common stock at a price of $11.50 per share (“Private Warrants”) that were issued in a private placement closed simultaneously with Healthwell’s initial public offering.

(6)	Pursuant to Rule 416(a) under the Securities Act, an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions are also being registered.

(7)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(8)	Paid herewith.